Exhibit 99.1
U-HAUL

Moderator: Jennifer Flachman
June 28, 2005
12:00 pm CT

Operator: Good afternoon my name is (Lindsay) and I will be your conference operator today. At this time I would like to welcome everyone to the AMERCO Fiscal 2005 Investor Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you. Miss Flachman you may begin your conference.

Jennifer Flachman: Thank you for joining us today and welcome to the AMERCO Year End Fiscal 2005 Investor Call. Before we begin I would like to remind everyone that certain of the statements during this call regarding general revenues, income and general growth of our business constitutes forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995 and certain factors could cause actual results to differ materially from those projected.

For a brief discussion of the risks and uncertainties that may affect AMERCO's business and future operation results please refer to Form 10-K for the year ended March 31, 2005, which is on file with the Securities and Exchange Commission.

Participating in the call today will be Joe Shoen, Chairman of AMERCO. I will now turn the call over to Joe Shoen.

Joe Shoen: Hello this is Joe Shoen speaking with you from Phoenix, Arizona. I will make the entire presentation for the AMERCO Fiscal Year '05 Conference Call today and I will have (Gary Horton) and (Jack Peterson) standing by for the question and answer session.

Let's start with a financial overview. The earnings per share for the current year is $3.68 versus a loss of 76 cents per share last year. Included in this year's EPS calculation are non-recurring litigation proceeds of $1.56. Included in last year's EPS calculation was $1.32 in non-recurring restructuring charges.

Total revenue for the year decreased by $164 million to $2 billion from $2.2 billion in the prior year. U-Haul self-moving revenue increased by $56.7 million to $1.4 billion reflecting improved utilization and pricing. Declines in the average truck inventory had a negative impact on the revenue growth within our core self-moving segment, particularly in the fourth quarter.

Self-storage revenues were $114.2 million for the year compared to $247 million last year. The reasons for the decline was a deconsolidation of SAC Holding Corporation and the W.P. Carey Transactions. However, looking at all owned or managed self-storage rooms there was an increase of about 20,000 rooms rented year-over-year. This is what I told you one year ago that we would do.

Moving and storage products and services sales followed the growth of our moving business net of about $36 million as a result of the deconsolidation of SAC Holdings. Property management fees grew $10.1 million for the year, again due to the deconsolidation of SAC Holdings and increased $1.4 million as a result of the W.P. Carey Transactions.

In our insurance companies premiums decreased from $237 million to $151 million reflecting a $67 million decline at our property and casualty company and a $28.9 million decline at our Oxford Life company.

For the year, cost expenses decreased by $208 million to $1.8 billion. All expense and cost categories except commission expense declined for the year. The increased commission expense is attributable to the deconsolidation of SAC Holding Corporation and the revenue growth within the self-moving segment.

Earnings from operations were $167 million, up from $126 million in the prior year. Interest expense was $73 million this year as compared to last year's $121 million. Net profit for the year was $89.4 million, as compared to a loss of $2.9 million in the prior year. Overall I am proud of the job the U-Haul team has done in fiscal year '05 and believe the company's position to succeed in fiscal year '06.

As I had mentioned, we had contracted our rental fleet over the past year. As we continue to add 360 large trucks a week this summer we will begin to slightly increase the truck rental fee compared to the same time last year. This should allow us to see revenue growth in the 5% range. At the same time these fleet additions, coupled with sales, will cause a modest reduction in repair expense over the balance of the year.

Currently we are in the busy summer moving season and we have a relative surplus of demand on certain weekends. We recently rolled out a new version of our proprietary inventory and reservation management system, which will help us drive utilization and therefore revenue and profit.

On the self-storage front there has been substantial consolidation amongst our self-storage competitors with Storage U.S.A. about to become part of the extra space reap. Over the near term our plan remains to rent up to the (mender) of our self-storage room inventory until we achieve 90% system wide occupancy and we are well on the way towards that objective.

At the same time we will grow our (IMU) Self-Storage affiliate network. We are currently at about 1,900 affiliates and continuing to grow. The revenue here is still modest, but is steadily growing as planned. This is a long journey and we are well beyond the first step.

There's no real change in the outlook for our two insurance companies. Our property and casualty company, RepWest, got out of supervision, as we have previously announced, and has substantially ceased all non-U-Haul related premium writings, again as planned. Oxford Life Insurance will go for a needed and deserved ratings upgrade from AM Best in late summer. A ratings upgrade will impact our strategic options positively.

Over the next few weeks and months AMERCO Treasury will complete several ancillary financings as we increase our financial flexibility and staying power. Overall the company is very close to where we wanted to be at the end of the first quarter and we expect to continue to improve our position.

I will now open the call up for questions and answers. You can direct the call at (Gary), (Jack), or myself, again my thanks for your attention.

Operator: At this time I would like to remind everyone, if you would like to ask a question press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from (Ross Haberman).

(Ross Haberman): How are you gentlemen? Nice year. Joe just a quick question, you talked about the 90% goal for the occupancy of the self-storage.

Joe Shoen: Yes.

(Ross Haberman): Where do you stand with that today? What is that number today?

Joe Shoen: I think it's somewhere around 87% system wide today. I think we'll touch 90%, maybe August. The question is then going to be storage is a little seasonal, let's say 5% seasonal, okay, it's not an exact number, it's close, the question is going to be how we handle it going through the shoulder in through October, November, December. And I think we can hold it once we put it there.

So we're - I think we're very much on target. We have about, let's say of 1,000 storage places that we run, I don't have the exact number, but let's say 675 are at or above 90% today. So we made steady progress on that and I believe - we won't put every single store at 90% by August, but we will for a system wide occupancy certainly be touching that somewhere probably in August.

(Ross Haberman): Do the operating margins give a lot? Is that sort of a hurdle rate in terms of you'd get a much better operating margin north of that?

Joe Shoen: I think 85% or, 83%, 85% is probably where you cross over and you start seeing some high margin incremental business. And so as a strategy here a year ago we set the bar internally at 90% purely because it has so much positive leverage for the, you know, for the operating margins, that's purely why we did it.

And we also have, and we did a year ago, we had enough experience to believe we can run at 90%. It's like with anything, you know, a motel or anything you start to get some, you know, technical static or jam up's as you increase occupancy, do your systems really keep up with your people, aggressively enough handle move out's and that sort of thing. And I believe operationally we're there it's just a question of us doing the work and we put it there.

So and I think if you went and compared it to other major operators most of them still have their bar set at 85%, so I'm looking for that to positively impact our results.

(Ross Haberman): And just one quick follow-up for the life and P&C insurance companies. What are your either medium or long-term goals with those? Are they - do you want to sell them at some point? What are your goals for each?

Joe Shoen: With Oxford they need to get a rating increase or we want to get them hooked up with someone who has a rating because it's a well run successful company, but with the rating where it is right now it really can't write new business and it's just simply in a holding position and we've been on a program of - and we've gotten regular rating increases, but they need to get this next bump. Assuming AM Best gives them the next bump we can contemplate them staying with the group.

If we don't get the bump it's pretty much we're going to have to get them hooked up in some manner or form with another company that can get them that rating because it's a good organization just, you know, wasting its time without a rating.

(Ross Haberman): I got you. Okay. Thank you, the best of luck.

Joe Shoen: Sure, thank you.

Operator: Your next question comes from (Ian Gilson).

(Ian Gilsen): Yeah, good morning gentlemen. Could you outline for me capital spending plans outside of the truck business? Are you going to be expanding in self-storage? And I believe in the last conference call or maybe the one before that you had mentioned that you were going to be aggressively looking to add to the dealer count and if so how is that going?

Joe Shoen: On the dealer count question (Ian) I'm about 35 dealers ahead of where my objective was, so I would say it's going there. It's like with anything I have parts of the country doing better than other parts, but overall I'm 35 dealers ahead of where I had programmed myself to be this week.

On the self-storage, we probably, I'm going to say, have 1,500 rooms under construction right now. But part of the opportunity of these is, for instance, we're - we went to Las Vegas and had an application hearing with the city officials there on two properties, but they're both Carey properties.

So we're the property manager, we're confident we're going to build them out, but it may show as a Carey capex, not as a U-Haul capex. Does that make sense? In the financial statement, I think that (Gary) is going to have us enough flexibility that where we see opportunities we can act, but I don't see us, and you can see nine months pretty clear because of the ramp up it takes on construction, I don't see a tremendous amount of AMERCO funds going into construction over the next nine months. If it was $10 million I think that's a big number. I don't think it would be anymore than...

(Ian Gilson): Okay, so you're not going to be buying real estate?

Joe Shoen: We're not buying real estate. Now that doesn't say if the deal today doesn't come down the road that, you know, we're normal (restive) people, but I haven't seen the deal today and right now most of that stuff is trading at pretty strong multiples and we've been looking at the transactions that have been occurring and we haven't seen anything that we wanted to really jump into with both feet, although now that (Gary's) refinanced our financings we could, but I don't see it happening, to give you a nine month look ahead, I don't see it happening. Now things can change, but I just - I see us $10 million or less than that over the next...

(Ian Gilson): Great. Thank you very much.

Joe Shoen: Okay.

Operator: Your next question comes from (Robert Ryan).

(Robert Ryan): Good afternoon. Just looking at the consolidating financial statements, I just wanted to make sure that I have this right that through nine months, and this maybe apples and oranges on account of past changes of the presentation or this is the way the numbers were consolidated, but through nine months for operating earnings for the U-Haul business I have $172.7 million from the December end Q and then looking in the 10-K I see $140.5, .453, which if I take it at face value suggests a bigger sort of seasonal decline in the current year's fourth fiscal quarter, or the just reported quarter, than what we've experienced in the past.

But I don't know if there are any distortions in the numbers, if this isn't an apples-to-apples comparison or if there's anything else that we need to take into account when looking at these figures.

Joe Shoen: (Jack) can you try to field that one?

(Jack Peterson): Sure. Yeah these were more or less apples-to-apples other than breaking up the components of revenue in more detail than we had in the December filing. So the total revenues and the total operating income would be on an apples-to-apples basis. Again, the total moving and storage operations for the fourth quarter of fiscal 2005 had a loss on the earnings from operations of $27 million this year; they had a loss of just under $54 million last year.

(Robert Ryan): Could you say those numbers one more time Jack?

(Jack Peterson): In fiscal, the fourth quarter of fiscal 2005, moving and storage operations had a loss of $27.1 million and in the fourth quarter of fiscal 2004 they had a loss of $53.6 million.

Joe Shoen: Yeah, but can you reconcile that back to - (Robert) was trying to, you know, go from our third quarter to our year end numbers. Can you straddle that? I'm not getting it the way you're talking.

(Robert Ryan): Yeah and I don't know maybe I have the figures wrong, but what I'm looking at is, just to keep it simple, the U-Haul operating income, $140.5 for the year and then from the Q $153.7, this is earnings from operation.

(Jack Peterson): I think that's correct.

(Robert Ryan): Okay.

(Jack Peterson): I can confirm that with you if you'd like to give me a call later.

(Robert Ryan): Yeah and I get maybe the swing factor in what you were talking about and what I was looking at was the AREC contribution, which is actually up. So when you look at it, when you look at the core business, you actually see improvement year-over-year in the fiscal fourth quarter.

(Jack Peterson): That's correct.

(Robert Ryan): Okay. And then in terms of bigger picture questions, the company has been working on its balance sheet for several years now. With this refinancing perhaps it’s put that chapter behind it and can look in different directions. I wonder if management has given any thoughts in terms of next steps in terms of its allocation of capital?

Joe Shoen: Yeah that's in fact what we're involved in (Robert) is trying to balance that out and make a - whatever we do make it be a very deliberate step that we feel we'll be comfortable with over a, you know, a five year time horizon, not just the next 18 months. And so we have a number of opportunities that are opening up to us now that we've refinanced the debt and we essentially, it will be a little bit of an exaggeration, but the debt is essentially without covenants, which means if it's smart we can probably do it.

And so the question is can we really figure out what the smart thing to do is and then execute that. And I think that's obviously what's square in front of all of us and we're going through it. We have not, you know, we've explored opportunities and talked, you know, about this and that, but we really don't have a consensus yet of what way we should go and I'm a little bit - I want to be fairly deliberate about this and not do something just because it's going to, you know, make the quarter sing.

(Robert Ryan): Sure.

Joe Shoen: And I'd like to look a little further out.

(Robert Ryan): Okay. And lastly the 8.5's weren't part of this most recent refinancing, any comment there on the interest in refinancing those or their usefulness as part of the capital structure longer term?

Joe Shoen: Well I think that that's an obvious point of analysis. We've been analyzing it. I don't think it's a clear, "You must pay them down." type situation. I think there's some scenarios where they make sense, but on a, you know, a strict marginal cost of capital they're a high cost piece of our capital structure now. We have enough liquidity that should we decide to do so we can do something.

So we're just trying to weigh the options in a very sober manner. One of the nice things about that preferred is it’s been out there a long time and as far as I can tell the holders of it are reasonably, you know, satisfied. So they've been a very positive part of our capital structure as far as I'm concerned. So I'm not just for dumping because of the rate, but that analysis is pretty straightforward and clear that they're a high marginal cost to capital right now.

(Robert Ryan): All right. Thanks very much.

Joe Shoen: Thank you too.

Operator: Your next question comes from (Scott Kirk).

(Scott Kirk): Hi gentlemen. I tuned in a little late and I just wondered, did you give - I thought I heard something about 5% revenue and I wasn't sure if that was for the consolidated entity or how the forward guidance breaks out. So if you could just simplify that for me I'd appreciate it.

Joe Shoen: Okay, well I'm, this is Joe, I'm the one who made the statement. What we're really seeing is - I was speaking in the U-Haul operation. What we've been doing in the U-Haul operation is we contracted the fleet, but then back, as it's been announced, back somewhere around the end of March, first of April we started refleeting at the rate of 360 trucks a week. At the same time we're probably dropping between 80 and 100 trucks a week in normal sales, maybe a little higher than that, maybe 120 trucks a week, 140. So we're starting to add and what that's going to do the additions of the fleet, in addition to improved utilization, should see us somewhere - see revenue increases about 5%.

As far as premium income of the two insurance companies, Republic Western Insurance will continue to shrink, although the - right now the relative magnitude of that is going to be demimondes, so maybe they shrink $10 million more or some something like this. The little bit of a wild card is Oxford. Assuming it gets a rating boost at the end of summer it will be able to go out and book business. If it doesn't get a rating increase its premium of volume is, you know, in a decline and will continue to decline.

So top line revenue, U-Haul probably up five; the other two, Republic Western down for sure, Oxford not totally clear until we see the Best rating at the end of the summer.

(Scott Kirk): So just given the dynamics between the three business really U-Haul is so much greater it shouldn't have that much of a contraction from that 5, you know, maybe a 4.5 in a worse case scenario.

Joe Shoen: That's probably correct.

(Scott Kirk): And have you helped us understand what kind of margin leverage you can see Joe as you, you know, start rolling out that 5% growth? I mean should we look at the margins about where they are or any guidance you can give us that can help me tie in the revenue and the occupancy and the fleet improvements would be very helpful.

Joe Shoen: We haven't really given you anything mathematically. I can tell you on a conceptual basis. Maybe Jack or (Gary) will want to jump in on this, but on a conceptual basis the marginal revenue on the new fleet, if we sell the correct older trucks, you get a marginal revenue, or marginal gross margin increase because of the deferential in maintenance repair. Does that make sense?

(Scott Kirk): In other words, because the fleet's newer there will be less repair, maintenance so the margin should improve.

Joe Shoen: Yes, that and - but I can't - I don't have a - I can't tell you - I don't have percentage rate amount in mind. I don't know, (Jack), if you or (Gary) has a number there? It's a little bit of a complicated thing because it's a two-step process. We have to sell...

(Gary Horton): And Joe this is (Gary). One of the things also that you have to look at too is in some respects trading your repair and maintenance, actually not maintenance, but repair costs for capital costs on the new equipment, which will go up. So there's, you know, it will have a positive impact on cash flow, but it may have a lesser - if you look at a net-net margin after capital cost, it will have some, but not quite as great as you look on the operation side.

Joe Shoen: It isn't like storage it doesn't double the margin or something like that. Storage, when you're looking going from 85% to 90% you're looking at pretty high contribution dollars.

(Scott Kirk): Okay.

Joe Shoen: Trucks don't have that - they don't flip like that.

(Scott Kirk): But directionally I should be thinking that the margin up at the gross level improves as the fleet renews?

Joe Shoen: Yes, I think so.

(Scott Kirk): And will that flow through to the operating level?

(Gary Horton): This is (Gary) again, yes it should.

(Scott Kirk): Okay, great. And then you mentioned, I think Joe earlier, that demand, you'd seen pockets of excess demand on the weekends or something. Could you clarify that or give a little more color as to how much demand you think there is and how quickly the new fleet will be able to, you know, capitalize on that?

Joe Shoen: Okay, well I'm actually in Sacramento, California today and I have 120 unfilled reservations right now, so what happens is it gets - it's all about being able logistically to match up the size truck with the location. So it's a distribution problem as at the same time it's a demand problem. Does that kind of make sense to you?

(Scott Kirk): Yes.

Joe Shoen: So for right now, you know, I'm very unhappy with my distribution in the Bay Area of California. I feel like I have - I'm not getting the equipment I want there and I have more equipment than I want, let's say, in southern Oregon, which is where I'm likely to be this week again. So balancing those flows is the - is what drives overall utilization.

As I've said in prior calls, we've managed to eek out a modest increase in utilization for the fleet as a whole every year and I'm expecting to do so again. And so that doesn't quite answer your question on demand. I think demand is considerably above the present...

(Scott Kirk): Supply.

Joe Shoen: Supply. But you've got to make it through February. Okay? So you can't up fleet and down fleet. No one's ever been able to execute that with a six-wheel truck. So what you've got to do is say, "Okay, how am I balancing it out and what I am I doing to beat my competitors?"

Obviously throwing 360 new trucks a week at this thing, obviously I think I've got room. The trucks I'm putting in right now are at the large end of our fleet. That particular part I think we have a lot of room in. So it gets to be a very, from my point of view, it's a very specific question and I would say if you wanted to talk large trucks demand is maybe 20% of those supply.

(Scott Kirk): Okay, that's helpful. And lastly, and again thanks for the time, the sell-side guy's, I'm not really that familiar with who covers you, but they're looking for about a $4 number in your next fiscal year. I know you haven't guided really to that at all, but can you help me understand, you know, what kind of margin improvement expectations or what kind of revenue assumptions you have maybe spoken about generally just giving general color that might help them get to that type of ramp on the bottom line?

Joe Shoen: I can't. I don't know, (Jack) or (Gary) if you can?

(Gary Horton): I think, Scott, the guidance has come from these calls. I think in some cases, you know, as you look at new fleet he's talking about 5% increase in the top line with a what we'll say is a slight increase in the margins. I'd say, I don't want to put words in his mouth, but basically I think if you have questions you might want to ask the sell-side guys, you know, how they got there. Most of the guidance has come through these calls.

(Scott Kirk): Okay, but there's nothing you said specifically that would, you know, imply that type of margin ramp on the bottom line?

(Gary Horton): There has not been, no.

(Scott Kirk): Okay. Thank you for the time.

Operator: Your next question comes from (Helen Kaulski).

(Helen Kaulski): Yes, hi guy's. How are you?

Joe Shoen: Good, thanks.

(Helen Kaulski): Quick question, on SAC Holdings are you commenting on what the fourth quarter numbers what it looks like? I know the Q's not out on the Web site yet, but judging by the overall logical history the quarter looks good. I was just wondering if you could comment a little bit more on that?

Joe Shoen: That's a real good question. I would agree with you on the overall concept. I haven't seen final SAC Holdings numbers. I don't know (Jack) if you or (Gary) have? I don't know if we were - I don't know what the...

(Gary Horton): I'd say would say no in the preparation stage.

(Jack Peterson): Fourth quarter and full year are being completed. They're due out at the end of July.

(Helen Kaulski): Okay, that's fine.

Joe Shoen: What I can tell you (Helen) is that the way we manage our rooms occupancy rates don't really vary by ownership. They're pretty consistent whether you were looking at U-Haul Storage; or SAC Storage; or W.P. Carey Storage. In other words, there's not a great deal of variation. So are correct in assuming that they have a bump in occupancy.

(Helen Kaulski): Okay, very good. And then I was hoping to follow-up on a previous question on the SAC Holding notes, the 8.5.

(Gary Horton): This is (Gary Horton). I think the first question was on the 8.5 preferred.

Joe Shoen: That's how I was...

(Helen Kaulski): Oh, very good. Then I guess this would be a new question. On the SAC Holding (unintelligible) have you, you know, (unintelligible) from a positive side, as well as from negative side what would the implications be of taking that issue and getting it rated by one or both of the rating agencies? And I just wanted to see what your thoughts are on that issue.

Joe Shoen: (Gary) do you want to touch that or do you want me to take it?

(Gary Horton): I'll go ahead and take it. (Helen) what we've really been doing is moving somewhat away from the ratings and having the transactions rated instead. If there's a way we could get the transaction rated without doing it on a corporate level we might consider it, but at this point we haven't really considered it at all.

Joe Shoen: I could elaborate on that, I've said this before, is that, you know, the SAC people aren't all that thrilled with the issue of those notes, basically it's an accommodation to a miracle and to the extent that something like that was done a miracle would have to do if SAC doesn't have an ongoing interest in doing that, although I appreciate from a holder's point of view it makes the notes more readily tradable or expands the markets in some ways that I don't totally understand, but I get the concept.

So I think right now it's not likely to - it certainly isn't being worked on, let me put it that way. I shouldn't say it's not likely to be done, but it's not being worked on. I think that over the next several months SAC, just as a miracle, is taking a look at its strategic options. SAC will look at those and maybe by Christmas I could give you a better answer than I have today.

(Helen Kaulski): Okay. And over - what is your relationship, if any, with the rating agencies at this point? Are they still very much confused by the structure and so you feel they won't give you enough credit for a credit review?

Joe Shoen: (Gary) I'll let you answer that.

(Gary Horton): They have a hard time, granted. And what we're doing is we furnish them with all the public information. We're not currently making presentations to them, but we are making sure they are informed just as you would be and getting the information to them.

(Helen Kaulski): Okay, well I appreciate it. Thank you very much.

Joe Shoen: Thank you too.

Operator: Again if you would like to ask a question press star then the number 1 on your telephone keypad. At this time there are no further questions. Mr. Shoen are there any closing remarks?

Joe Shoen: Well I'd just like to thank everybody for their support and I expect we'll be having another one of these calls in the near future and I would expect to be able to report to you that things are proceeding on a steady course. So I thank you for your time and look forward to talking to you in the future.

Operator: This concludes today's AMERCO's Fiscal 2005 Investor Conference Call. You may now disconnect.

END